EXHIBIT 99.1

Emclaire Financial Corp. Reports Quarterly Earnings

EMLENTON, Pa., Oct. 21, 2011 (GLOBE NEWSWIRE) -- Emclaire Financial Corp. (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.0 million for the three months ended September 30, 2011, compared to $961,000 for the same period in the prior year. Primarily contributing to the improvement of the quarterly earnings was an increase in net interest income and a reduction in the provision for loan losses, along with recurring noninterest expense remaining relatively flat during the third quarter of 2011 as compared to the same period in 2010.

FINANCIAL HIGHLIGHTS FOR THE QUARTER

  Net income was $1.0 million for the quarter ended September 30, 2011, increasing $88,000 or 9.2% from $961,000 for the same quarter last year.

  Net interest income improved 3.6% for the quarter ended September 30, 2011 compared to the same quarter in 2010 with a corresponding improvement in the Corporation's net interest margin.

  Assets increased $10.0 million or 2.1% to $491.9 million at September 30, 2011 from $481.9 million at December 31, 2010.

  Customer deposits grew $8.4 million or 2.0% to $418.1 million at September 30, 2011 from $409.7 million at December 31, 2010.

  The Corporation received $10.0 million investment from the U.S. Treasury Department under the Small Business Lending Fund ("SBLF"), a portion of which was used to fully redeem the $7.5 million of preferred stock issued under TARP Capital Purchase Program ("TARP/CPP").

  The Corporation's nonperforming assets decreased during the current quarter to $5.6 million or 1.14% of total assets, while classified and criticized loans decreased to $12.0 million, or 3.9% of gross loans.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank noted, "The Board of Directors, management and I are quite pleased with another quarter of solid financial results. During this past quarter and 2011 year to date, we have seen a strong increase in net interest revenues and core noninterest revenues and disciplined management of operating expenses. Further, we have continued to solidify our already sound capital and earnings base through our recent common stock offering, the SBLF funding and TARP/CPP repayment, and through hands-on balance sheet and credit quality management. Our positive financial performance and solid financial condition have resulted from well-managed growth attained through new business development, customer retention and expansion in our markets."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders was $848,000 or $0.49 per common share for the three months ended September 30, 2011, compared to $863,000 or $0.59 per common share for the same period last year. The decrease was primarily related to a $648,000 decrease in noninterest income and $44,000 of excess discount accretion on preferred stock following the redemption of the Corporation's $7.5 million TARP/CPP investment, which were partially offset by a $137,000 increase in net interest income and decreases of $33,000, $509,000, and $57,000 in the provision for loan losses, noninterest expense, and the provision for income taxes, respectively. The decrease in earnings per common share also results from an increase in the number of shares outstanding following the private stock offering completed earlier this year.

Net interest income increased $137,000 or 3.6% to $3.9 million for the quarter ended September 30, 2011 from $3.8 million in the same quarter last year. The increase in net interest income was primarily related to a decrease in interest expense of $290,000 or 16.6% as the Corporation's cost of funds decreased 26 basis points to 1.31% from 1.57% for the same quarter in 2010. Driving this improvement was a $150,000 decrease in interest paid on deposits and a $140,000 decrease in interest paid on borrowings, the latter of which related to the Corporation's paydown of $20.0 million in borrowings during the prior four quarters. The Corporation improved its non-time deposit ratio to 64.25% at September 30, 2011 from 62.20% at September 30, 2010, resulting in an overall reduction in deposit costs.

Noninterest income decreased $648,000 or 44.0% to $825,000 for the quarter ended September 30, 2011 from $1.5 million for the same quarter in 2010. The decrease was primarily related to a $629,000 decrease in nonrecurring securities gains and a $120,000 decrease in fees from financial services, which were partially offset by a $55,000 increase in customer service fees. Excluding the securities gains, recurring noninterest income decreased slightly to $825,000 from $844,000.

The provision for loan losses declined $33,000 or 29.2% to $80,000 for the quarter ended September 30, 2011 from $113,000 for the same period last year. The decrease was primarily related to the successful resolution and payoff of certain nonperforming commercial credit relationships in the current quarter, which led to a decline in the ratio of nonperforming assets to assets to 1.14% at September 30, 2011 from 1.45% at December 31, 2010 and an overall decrease in the provision for loan losses. The Corporation continues to maintain sound asset quality as delinquencies continue to remain below national and peer averages.

Noninterest expense decreased $509,000 or 13.0% to $3.4 million for the quarter ended September 30, 2011 from $3.9 million for the same period last year. The decrease was primarily related to $557,000 in prepayment penalties associated with the early retirement of $10.0 million in Federal Home Loan Bank advances incurred in the third quarter of 2010. On a recurring basis, which excludes the impact of the aforementioned prepayment penalties in the prior quarter, noninterest expense remained flat between the two quarterly periods.

The provision for income taxes decreased $57,000 or 21.0% to $214,000 for the quarter ended September 30, 2011 from $271,000 for the same period last year. This decrease was primarily related to a decrease in the estimated effective tax rate for 2011, which has been impacted by an increase in revenue from tax exempt securities.

The Corporation realized an annualized return on average assets and common equity of 0.85% and 8.73%, respectively, for the quarter ended September 30, 2011, versus 0.79% and 10.53%, respectively, for the same quarter in 2010.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $91,000 or 4.2% to $2.3 million or $1.38 per common share for the nine months ended September 30, 2011 compared to $2.2 million or $1.52 per common share for the same period last year. This increase was primarily related to a $452,000 increase in net interest income and a $145,000 decrease in provision for loan losses. Excluding securities gains, recurring noninterest income increased $111,000, or 4.7% to $2.5 million for the current period from $2.4 million for the same period last year. Securities gains were $482,000 in the current year-to-date period compared to $1.0 million for the same period last year. The Corporation utilized the gains to offset prepayment penalties of $336,000 and $557,000, respectively, associated with the early retirement of FHLB advances during the periods. Management considers both the gains and the prepayment penalties to be nonrecurring. The Corporation continues to experience growth in recurring revenues as the aforementioned balance sheet management strategies and prudent management of deposit costs have fueled net interest income growth. The decrease in the provision for loan losses in the year-to-date period mostly relates to a reduction in classified and criticized assets and an overall improvement in credit quality.

The Corporation realized an annualized return on average assets and common equity of 0.73% and 8.51%, respectively, for the nine months ended September 30, 2011, compared to 0.69% and 9.43%, respectively, for the same period last year. Despite the overall earnings increase between the year-to-date periods, earnings per share and the annualized return on average common equity declined, as anticipated, due to an increase in outstanding common shares and corresponding common equity as a result of the Corporation's successful private stock offering completed in the first quarter of this year and the impact of the aforementioned TARP/CPP redemption.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $10.0 million or 2.1% to $491.9 million at September 30, 2011 from $481.9 million at December 31, 2010. Asset growth was primarily driven by an increase in customer deposits of $8.4 million, which funded increases in securities of $3.9 million and cash and equivalents of $8.0 million. In addition, net loans outstanding increased slightly to $306.7 million at September 30, 2011 from $306.2 million at December 31, 2010. This growth followed a $1.4 million reduction in nonperforming loans during the period.

Total nonperforming assets were $5.6 million or 1.14% of total assets at September 30, 2011 compared to $7.0 million or 1.45% of total assets at December 31, 2010. This decrease in nonperforming assets was primarily due to the successful resolution and payoff of certain nonperforming commercial credit relationships, one of which represented $1.3 million in outstanding balances at December 31, 2010. Classified and criticized assets decreased $439,000 or 3.5% to $12.0 million at September 30, 2011 from $12.4 million at December 31, 2010.

Stockholders' equity increased $11.0 million or 28.1% to $50.1 million at September 30, 2011 compared to $39.1 million at December 31, 2010. Driving this change was an increase in common equity of $8.5 million or 26.8% to $40.0 million from $31.6 million, respectively, $4.6 million of which related to the private stock offering completed in early 2011. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 10.2% of total assets. Book value and tangible book value per common share were $22.91 and $19.86, respectively, at September 30, 2011.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at www.emclairefinancial.com.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP.
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2011	2010	2011	2010

Interest income	$ 5,366	$ 5,519	$ 15,899	$ 16,415
Interest expense	1,453	1,743	4,509	5,477
Net interest income	3,913	3,776	11,390	10,938
Provision for loan losses	80	113	320	465
Noninterest income	825	1,473	2,977	3,413
Noninterest expense	3,395	3,904	10,756	10,759
Income before provision for income taxes	1,263	1,232	3,291	3,127
Provision for income taxes	214	271	611	641
Net income	1,049	961	2,680	2,486
Accumulated preferred stock dividends and discount accretion	201	98	397	294
Net income available to common stockholders	$ 848	$ 863	$ 2,283	$ 2,192

Basic and diluted earnings per common share	$0.49	$0.59	$1.38	$1.52
Dividends per common share	$0.16	$0.14	$0.48	$0.42

Return on average assets (1)	0.85%	0.79%	0.73%	0.69%
Return on average equity (1)	8.79%	9.52%	8.17%	8.61%
Return on average common equity (1)	8.73%	10.53%	8.51%	9.43%
Yield on average interest-earning assets	4.72%	4.90%	4.73%	4.97%
Cost of average interest-bearing liabilities	1.63%	1.90%	1.68%	2.01%
Cost of funds	1.31%	1.57%	1.36%	1.67%
Net interest margin	3.49%	3.40%	3.44%	3.35%
Efficiency ratio	66.71%	78.78%	72.05%	74.86%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2011 and 2010.

CONSOLIDATED FINANCIAL CONDITION DATA:		As of		As of
		9/30/2011		12/31/2010

Total assets		$ 491,929		$ 481,885
Cash and equivalents		27,030		19,027
Securities		129,681		125,820
Loans, net		306,653		306,152
Deposits		418,055		409,658
Borrowed funds		20,000		30,000
Common stockholders' equity		40,040		31,583
Stockholders' equity		50,128		39,118

Book value per common share		$22.91		$21.67
Tangible book value per common share		$19.86		$17.77

Net loans to deposits		73.35%		74.73%
Allowance for loan losses to total loans		1.14%		1.33%
Nonperforming assets to total assets		1.14%		1.45%
Earning assets to total assets		95.06%		95.95%
Stockholders' equity to total assets		10.19%		8.12%
Shares of common stock outstanding		1,747,408		1,457,404
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: wmarsh@farmersnb.com